SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2006

Futomic Industries Inc.
(Exact name of registrant as specified in its charter)

New Jersey	000-31361	22-3720628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10805 Holder Street, Suite 210 Cypress, CA 90630
(Address of principal executive offices)

714-821-8093
(Issuer’s telephone number)
9717-53 Avenue, 2nd Floor Edmonton, Alberta, Canada T6E 5E9
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sales of Securities

On December 12, 2006, we closed an unregistered private placement of 6,284,000 shares of our common stock at $0.30 per share for total gross proceeds of $1,885,200. We have already received $1,385,200. Of the remaining $500,000, (i) $250,000 is due on or before December 31, 2006 and, (ii) the final $250,000 is due on or before January 15, 2007. We will not issue the shares for the final $500,000 in sales unless and until those subscriptions are paid in full.

Shares in this offering were sold by directors, officers and employees of the Company without commissions or other compensation.

In making this offering, we relied on the exemptions provided by Section 4(2) of the United States Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D Promulgated thereunder. The Units were offered only to institutional or other investors who are “accredited investors” (as defined under Rule 501(a) of Regulation D under the Securities Act). Investors represented in writing that they were given adequate information about us to make an informed investment decision and that they have had an opportunity to ask questions of and receive answers from representatives of our Company with respect to our Company and its business, the shares and the offering. Investors were also required to represent that they are accredited investors and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the shares and that they are able to withstand a complete loss of their investment. Investors were also required to represent that they were acquiring the shares for investment only and not with a view towards distribution. The shares, when issued, will be subject to restrictions on transferability and may not be resold or otherwise transferred unless the sales or transfers have been registered, or are exempt from registration, under the Securities Act and applicable state laws. We did not engage in any general solicitation or advertising.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Futomic Industries Inc.

/s/ Kelly Owen
Kelly Owen
Chief Executive Officer

Date: December 12, 2006